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                                                       INTERIOR PARCEL - EIICHI

SOBRATO                                   10600 N. De Anza Boulevard, Suite 200
DEVELOPMENT                                            Cupertino, CA 95014-2075
COMPANIES                                                        (408) 446-0700
                                                             FAX (408) 446-0583

                              LEASE BETWEEN
      SOBRATO INTERESTS III AND CENTIGRAM COMMUNICATIONS CORPORATION

Section                                                                  Page #
-------                                                                  ------
Parties.......................................................................1
Premises......................................................................1
Use...........................................................................2
Term and Rental...............................................................2
    Rental Adjustment.........................................................2
Security Deposit..............................................................3
Late Charges..................................................................5
Construction and Possession ..................................................5
    Building Shell Construction...............................................5
    Tenant Improvement Plans..................................................5
    Final Building Shell Plans................................................6
    Change Orders.............................................................6
    Construction..............................................................7
    Insurance/Indemnity.......................................................7
    Punch List & Warranty.....................................................8
    Other Work by Tenant......................................................8
    Landlord's Failure to Complete Construction...............................8
Acceptance of Possession and Covenants to Surrender...........................9
Uses Prohibited..............................................................10
Alterations and Additions....................................................10
Maintenance of Premises......................................................11
    Tenant's Obligations.....................................................11
    Landlord's Obligations...................................................12
    Capital Replacements.....................................................12
Hazard Insurance.............................................................12
    Tenant's Use.............................................................12

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    Landlord's Insurance.....................................................12
    Tenant's Insurance.......................................................13
    Waiver...................................................................13
Taxes........................................................................13
Utilities....................................................................14
Abandonment..................................................................14
Free From Liens..............................................................14
Compliance With Governmental Regulations.....................................14
Toxic Waste and Environmental Damage.........................................15
    Tenant's Responsibility..................................................15
    Tenant's Indemnity Regarding Hazardous Materials.........................16
    Actual Release by Tenant.................................................16
    Landlord's Indemnity Regarding Hazardous Materials.......................17
    Environmental Monitoring.................................................17
Indemnity....................................................................17
Advertisements and Signs.....................................................18
Attorney's Fees..............................................................18
Tenant's Default.............................................................18
    Remedies.................................................................19
    Right to Re-enter........................................................19
    Abandonment..............................................................19
    No Termination...........................................................20
Surrender of Lease...........................................................20
Landlord's Default...........................................................20
Notices......................................................................21
Entry by Landlord............................................................21
Destruction of Premises......................................................22
    Destruction by an Insured Casualty.......................................22
    Destruction by an Uninsured Casualty.....................................23
Assignment or Sublease.......................................................23
    Consent by Landlord......................................................23
    Assignment or Subletting Consideration...................................24
    No Release...............................................................24
    Effect of Default........................................................24
    Permitted Transfers......................................................25

                                       Page ii
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Condemnation.................................................................25
Effects of Conveyance........................................................25
Subordination................................................................26
Waiver.......................................................................26
Holding Over.................................................................27
Successors and Assigns.......................................................27
Estoppel Certificates........................................................27
Option to Extend the Lease Term..............................................27
    Grant and Exercise of Option.............................................28
    Determination of Fair Market Rental......................................28
    Resolution of a Disagreement over the Fair Market Rental.................29
Options......................................................................30
Quiet Enjoyment..............................................................30
Brokers......................................................................30
Landlord's Liability.........................................................30
Authority of Parties.........................................................30
Transportation Demand Management programs....................................30
Dispute Resolution...........................................................30
Interference with Use of Premises............................................31
Existing Victorian Home......................................................31
Miscellaneous Provisions.....................................................32
    Rent.....................................................................32
    Management Fee...........................................................32
    Performance by Landlord..................................................32
    Interest.................................................................32
    Rights and Remedies......................................................32
    Survival of Indemnities..................................................32
    Severability.............................................................32
    Choice of Law............................................................32
    Time.....................................................................32
    Entire Agreement.........................................................33
    Representations..........................................................33
    No Presumption Against Drafter...........................................33
    Headings.................................................................33
    Exhibits.................................................................33

                                       Page iii

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Cross-Default................................................................33
EXHIBIT A - Premises, Building & Project.....................................35
EXHIBIT B - Shell Plans and Specifications...................................36
EXHIBIT C - Building Shell Definition........................................37
EXHIBIT D - Tenant Improvement Plans and Specifications......................40


                                        Page iv

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SOBRATO                                   10600 N. De Anza Boulevard, Suite 200
DEVELOPMENT                                            Cupertino, CA 95014-2075
COMPANIES                                                        (408) 446-0700
                                                             FAX (408) 446-0583


1. PARTIES: THIS LEASE, is entered into on this 20th day of December, 1996, between SOBRATO INTERESTS III, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and CENTIGRAM COMMUNICATIONS CORPORATION, a Delaware Corporation, whose address is 91 East Tasman Drive, San Jose, CA 95134, hereinafter called respectively Landlord and Tenant. The effectiveness of this Lease is expressed conditioned upon (i) execution by Landlord and Tenant of the Adjacent Building Lease (as defined below), (ii) Tenant's receipt of a recognition and non-disturbance agreement in a form and substance reasonably acceptable to Tenant from Ground Lessor and from any and all other ground lessors with an interest in the Parcel (defined below) and from any and all lenders with a lien on the Ground Lease (defined below) or the Parcel, and (iii) Landlord's ability to obtain a building permit for construction of a building of not less than 100,000 rentable square feet with the number of parking spaces required by code. In the event any of the foregoing conditions have not been satisfied or waived by the parties within thirty (30) days following execution of this Lease, either Landlord or Tenant shall have the option to terminate this lease by providing written notice to the other party. Upon the execution of this Lease, Landlord shall deliver to Tenant a copy of Landlord's ground lessee's title insurance policy for the Parcel and, if in die possession or control of Landlord, a current preliminary title report for the Parcel reflecting the state of title to the Parcel.

    2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of San Jose, County of Santa Clara, State of California, located within a four-story steel frame building to be constructed by Landlord consisting of approximately 110,881 rentable square feet (the "Building") on a parcel leased by Landlord from Eiichi and Suzuye Sakauye ("Ground Lessor") consisting of approximately 5.0 acres and an existing historic Victorian home consisting of approximately 2,500 rentable square feet (the "Historic Home") located at the corner of Guadalupe Parkway and North First Street as outlined in red on EXHIBIT "A" ("Parcel"). In addition Tenant shall have the right to use the common area consisting of all parking areas, sidewalks and landscape areas ("Common Area") surrounding the Building and an additional building of 110,881 square feet ("Adjacent Building") which Landlord intends to construct for Tenant on the adjacent land leased from Kenji and Shizu Sakauye totaling approximately 5.0 acres pursuant to another lease between the parties of even date herewith ("Adjacent Building Lease"). The Premises, the Adjacent Building, the Historic Home and the Common Area shall comprise the "Project".
 Tenant shall have exclusive use of approximately 370 parking spaces within the Parcel. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 7.B) constructed by Tenant

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pursuant to Section 7.B. Tenant acknowledges Landlord's right to and hereby consents to construction of the Adjacent Building.

    3. USE: Tenant may use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of
Landlord: Office, research and development, marketing, light manufacturing, storage and other incidental uses. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

    4. TERM AND RENTAL: The term ("Lease Term") shall be for one hundred forty four (144) months, commencing upon the later to occur of (i) two (2) months following the date on which Landlord allows Tenant access to the Premises to begin construction of the Tenant Improvements pursuant to Section 7.H, as such two (2) month period is extended by Landlord Delays (hereinafter defined), or (ii) substantial completion of the Building Shell, as defined in
Section 7.D ("Commencement Date"), and ending one hundred forty four (144) months thereafter ("Expiration Date"). In addition to all other sums payable by Tenant under this Lease, Tenant shall initially pay as base monthly rent ("Base Monthly Rent") for the Premises in the amount of One Hundred Forty Five Thousand One Hundred Twenty Seven and 68/100 Dollars ($145,127.68) commencing two (2) months following the Commencement Date as such two (2) month period is extended by Landlord Delays (hereinafter defined).
Commencing twelve (12) months following the Commencement Date, the Base Monthly Rent shall increase to One Hundred Forty Nine Thousand Five Hundred Sixty Two and 92/100 Dollars ($149,562.92). As used herein, the term "Landlord Delays" shall mean delays in Tenant's construction of the Tenant Improvements that are caused by Landlord, Landlord's contractors, defects in the Building Shell and failure of the Building Shell to conform to the Final Building Shell Plans. Two months prior to the date Landlord reasonably estimates the Building Shell will be substantially completed, Landlord shall give Tenant written notice and shall exercise its best efforts to allow Tenant and its contractor and subcontractors access to the Premises to commence construction or installation of the Tenant Improvement Work. Such early access to the Premises shall not be permitted, however, if the same would materially delay or interfere with the completion of construction of the Building Shell.

Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

         A. RENTAL ADJUSTMENT: Beginning thirty (30) months after the Commencement Date, and every thirty (30) months thereafter during the initial lease term (an "Adjustment Date"), the

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then-payable Base Monthly Rent shall be subject to adjustment based on the increase, if any, in the Consumer Price Index that has occurred during the thirty (30) months preceding the then-applicable Adjustment Date. The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic's Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area ("Index"). The Index most recently published preceding the Commencement Date for the first Adjustment (or previous Adjustment Date, as applicable), shall be considered the "Base Index". If the Index most recently published preceding the Adjustment Date ("Comparison Index") is greater than the Base Index, the then-payable Base Monthly Rent shall be increased by multiplying the then-payable Base Monthly Rent by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. On adjustment of the Base Monthly Rent, Landlord shall notify Tenant by letter stating the new Base Monthly Rent. Landlord's failure to adjust Base Monthly Rent on an Adjustment Date shall not prevent Landlord from retroactively adjusting Base Monthly Rent at any subsequent time during the Lease Term. If the Index base year is changed so that it differs from 1982-84=100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Lease Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

    5. SECURITY DEPOSIT: Concurrently with Tenant's execution of this Lease, Tenant has deposited with Landlord the sum of One Hundred Forty Thousand Dollars ($140,000.00) ("Security "Deposit"). Landlord shall not be required to separate the Security Deposit from Landlord's other funds and Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant's default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default; and (iii) any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord.

    The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord's written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer the Security Deposit to Landlord's successor in interest.

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    At Tenant's election, in lieu of the Security Deposit, Tenant may at any time simultaneously with, or following the execution of this Lease, deliver to Landlord an irrevocable letter of credit payable in favor of Landlord in the amount of One Hundred Forty Thousand Dollars ($140,000). The letter of credit shall provide that it is automatically renewable until the date that is not earlier than the expiration of the term hereby demised without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord not less than the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the expiration of the term hereby demised).

    The form and terms of the letter of credit, and the bank issuing the same, shall be reasonably acceptable to Landlord and the letter of credit shall provide, among other things, in effect that: (i) Landlord, or its then managing agent, shall have the right to draw down an amount up to the amount of the sums then due to Landlord under this Lease upon the presentation to the issuing bank of Landlord's (or Landlord's then managing agent's) statement that such amount is due to Landlord under the terms and conditions of this Lease, it is being understood that such statement shall be duly signed by a general partner of Landlord; (ii) The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement;
(iii) In the event of a transfer of Landlord's interest in the Building, Landlord shall have the right to transfer the letter of credit to the Transferee and the provision hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord (or it Tenant is not able to obtain a transferable letter of credit, then Tenant shall cause the letter of credit to be replaced or amended such that the new Landlord may draw).

    If as a result of any such application of all or any part of the proceeds of the Letter of Credit, the amount of the lever of credit shall be less than $140,000, Tenant shall forthwith provide Landlord with additional letter(s) of credit (or a cash security deposit) in an amount equal to the deficiency. Any such cash security deposit, and any proceeds of the letter of credit which are not applied to sums owed by Tenant to Landlord, shall be held by Landlord as a security deposit under the first two paragraphs of this Section 5.

    Without limiting the generality of the foregoing, if the letter of credit expires earlier than sixty (60) days after the expiration of the term of this Lease, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than the expiration of the expiring letter of credit), irrevocable and automatically renewable as above provided upon the same terms as the expiring letter of credit or such other terms as may be reasonably acceptable to Landlord. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is

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not timely provided, (ii) or if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Section 5, Tenant must promptly deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in the first two paragraphs of this Section 5, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 5, and the entire amount of the letter of credit shall be paid to Landlord and shall be held by Landlord as provided in the first two paragraphs of this Section 5.

    6. LATE CHARGES: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract,, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee when due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. Landlord agrees to provide Tenant a notice to pay rent or quit if the Base Monthly Rent is not received when due and further agrees to waive said late charge in the event all amounts set forth in such notice are paid in full by cashier's check within five (5) days after Landlord's service upon Tenant of such notice. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

    7.   CONSTRUCTION AND POSSESSION:

         A. BUILDING SHELL CONSTRUCTION. Landlord shall cause the shell of the Building ("Building Shell") to be constructed by independent contractors to be employed by and under the supervision of Landlord's affiliated construction company, Sobrato Construction Corporation in accordance with the conceptual Building Shell plans and guideline specifications prepared by Arctec ("Architect") and approved by Landlord and Tenant, which are attached hereto as EXHIBIT "B" ("Preliminary Shell Plans and Specifications") and Final Building Shell Plans (defined in subsection 7.C below). Landlord shall construct the Building Shell in accordance with all applicable municipal, local, state and federal laws, statutes, rules, regulations and ordinances, and shall correct any violations of such laws at no cost to Tenant. Landlord shall pay for all costs and expenses associated with the construction of the Building Shell. The Building Shell shall include those items set forth in the attached EXHIBIT "C" ("Building Shell Definition").

         B. TENANT IMPROVEMENT PLANS. Tenant, at Tenant's sole cost and expense, has also hired the Architect to prepare plans and outline specifications which will be attached hereto upon completion as EXHIBIT "D" ("Tenant Improvement Plans and Specifications") with respect to the construction of improvements to the interior premises ("Tenant Improvements"). The Tenant Improvements shall consist of all items not included within in the scope of the Building Shell Definition. Tenant has hired Permian Builders as the general contractor for the Tenant Improvements ("General Contractor"). Tenant shall cause the General Contractor to construct the Tenant Improvements in accordance with all Tenant Improvement Plans and Specifications. Landlord shall provide Tenant a work allowance to be utilized by Tenant for the construction of Tenant Improvements ("Work Allowance") in the amount of One Million Six Hundred Fifty Thousand and No/100 Dollars ($1,650,000.00). The Work Allowance shall be paid by Landlord to Tenant as payments become due to General Contractor. The Tenant Improvements shall become the property of Tenant upon installation and shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 10. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements during the Lease Term. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

         C. FINAL BUILDING SHELL PLANS. Within thirty (30) days following execution of this Lease, Landlord shall deliver the final Building Shell Plans and Specifications for Tenant's review and approval ("Final Building Shell Plans"). The Final Building Shell Plans shall include those items set forth in the Building Shell Definition attached as EXHIBIT "C" and shall be a natural evolution of the Preliminary Building Shell Plans and Specifications attached as EXHIBIT "B". Tenant's approval of the Final Building Shell Plans is not a representation or warranty that such improvements illustrated therein are in compliance with applicable building codes or the ADA.

         D. CHANGE ORDERS. Tenant shall have the right to order changes in the manner and type of construction of the Building Shell. Any change order submitted by Tenant after ten (10) days from the date of issuance by the City of San Jose of a building permit for the construction of the Building Shell, which causes either Landlord's construction schedule to be delayed, shall cause the Commencement Date to occur one (1) day in advance of the date the Building Shell is Substantially Complete (as defined in Section 7.E) for each day of delay. Upon request and prior to Tenant's submitting any binding change order, Landlord shall promptly provide Tenant with written statements of the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on Landlord. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall implement such change order and the cost of constructing the Building Shell shall be increased in accordance with the cost statement previously delivered by Landlord to Tenant for any such change order.

         E. CONSTRUCTION. Landlord shall use its best efforts to obtain a building permit from the City of San Jose as soon as possible after Tenant's approval of the Final Building Shell Plans. The Building Shell shall be deemed substantially complete ("Substantially Complete") when (i) the Building Shell has been substantially completed in accordance with the Final Building Shell Plans, as evidenced by the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority for the Building Shell, and the issuance of a certificate by the Architect certifying that the Building Shell have been completed in accordance with the Final Building Shell Plans and (ii) only punch list type work remains to be completed and such punch list work does not materially affect Tenant's ability to use the Premises in the manner contemplated by this Lease.

         F. INSURANCE/INDEMNITY. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against all liability, cost, expense, or damage, including attorneys fees, arising from construction of the Building Shell; construction defects; or failure to properly construct the Building Shell in accordance with the approved Final Building Shell Plans. Tenant's review and approval of plans, specifications, or any other documents shall not relieve Landlord from its obligations under the foregoing indemnification. Landlord shall procure a "Broad Form" liability insurance policy on an occurrence basis, with a minimum combined single limit in the amount of Three Million Dollars ($3,000,000.00), insuring all Landlord's construction activities with respect to the Building and Premises naming Tenant and Permian Builders as additional insureds and Landlord shall cause its general contractor to procure a "Broad Form" liability insurance policy on an occurrence basis, with a minimum combined single limit in the amount of Three Million Dollars ($3,000,000) insuring all of such general contractors' construction activities with respect to the Building and Premises and naming Tenant and Permian Builders as additional insureds. Such insurance shall not be modified or canceled without thirty (30) days prior notice to Tenant.

    Tenant shall indemnify, protect, defend and hold Landlord harmless from and against all liability, cost, expense, or damage, including attorneys fees, arising from construction of the Tenant Improvements; construction defects; or failure to properly construct the Tenant Improvements in accordance with the approved Tenant Improvement Plans and Specifications. Landlord's review and approval of plans, specifications, or any other documents shall not relieve Tenant from its obligations under the foregoing indemnification. Tenant shall cause General Contractor to procure a "Broad Form" liability insurance policy, on an occurrence basis, in a minimum combined single limit in the amount of Three Million Dollars ($3,000,000.00), insuring all General Contractor's construction activities with respect to the Building and Premises naming Landlord and Sobrato Construction Corporation as additional insureds. Such insurance shall not be modified or canceled without thirty (30) days prior notice to Landlord.

    Landlord shall also procure (as a cost of the Building Shell) builder's risk insurance for the

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full replacement cost of the Building Shell and Tenant Improvements while the
Building and Tenant Improvements are under construction, up until the date that the fire insurance policy described in Lease Section 12 is in full force and effect.

         G. PUNCH LIST & WARRANTY. After the Building Shell is Substantially Complete, Landlord shall immediately correct any construction defect or other "punch list" item which Tenant brings to Landlord's attention. All such work shall be performed so as to cause the least possible interruption to Tenant and its activities on the Premises. Landlord shall cause its contractor to provide a standard contractor's warranty with respect to the Building Shell for one (1) year from the Commencement Date and Landlord shall warrant the Building Shell against defects in workmanship or material for one (1) year from the Commencement Date. Such warranties shall exclude routine maintenance, damage caused by Tenant's negligence or misuse, and acts of God.
 Landlord shall also promptly correct or cure, after written notice from Tenant given from time to time and at no cost to Tenant, any failure of the Building Shell to comply with laws in effect as of the date of completion of the Building Shell (including, without limitation, building code violations).

         H. OTHER WORK BY TENANT. All work not within the scope of work not described in the Shell Plans and Specifications shall be furnished and installed by Tenant or the General Contractor. When the construction of the Building Shell has proceeded to the point where the construction of the Tenant Improvements may begin, Landlord shall notify General Contractor and shall permit General Contractor and as authorized representatives and contractors access to the Premises before the Commencement Date without the payment of rent for the purpose of constructing the Tenant Improvements. Any such installation work by Tenant or its General Contractor shall be undertaken upon the following conditions: (i) if the entry into the Premises by Tenant or its representatives or contractors interferes with or delays Landlord's work, Tenant shall cause the party responsible for such interference or delay to leave the Premises; and (ii) any contractor used by Tenant or its General Contractor in connection with such entry and installation shall use union labor if the use of nonunion labor would disrupt Landlord's work when both Landlord and Tenant's contractors are working in the Premises.

         I. LANDLORD'S FAILURE TO COMPLETE CONSTRUCTION: Notwithstanding the foregoing, (i) if the Premises are not Substantially Complete on or before that date which is eight (8) months following the date on which Landlord obtains a building permit from the City of San Jose allowing Landlord to begin construction of the Building, Tenant shall be entitled to rental abatement hereunder of one (1) day's rent for each day beyond said eight (8) month period in which the Building Shell is not Substantially Complete (i.e., the date on which Tenant is required to commence paying rent under this Lease shall be extended by one day for each day beyond said eight month period during which the Building Shell is not Substantially Complete). The above dates shall be extended one day for every day of delay in completion caused by labor strikes, material shortages, inclement weather, Tenant Delays or other causes beyond the reasonable control of Landlord ("Force

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Majeure Delays"); provided, however, that Landlord must notify Tenant in writing within five (5) days after the occurrence of any such Force Majeure Delay, and if Landlord does not so notify Tenant in writing, then the applicable Force Majeure Delay shall be deemed not to have commenced until the date which is five (5) days prior to the date Tenant actually receives written notice from Landlord advising Tenant of the applicable Force Majeure Delay event. If the Premises are not Substantially Complete on or before May 1, 1998 (the "Latest Completion Date"), then Tenant may terminate this Lease and the Adjacent Building Lease by written notice to Landlord given on or before May 15, 1998. The Latest Completion Date shall be extended by Tenant Delays but not by delays in completion caused by labor strikes, material shortages, inclement weather or any other causes beyond the reasonable control of Landlord (other than Tenant Delays). The delay in the commencement of rent, the abatement of rent, and termination right provided above shall be the sole and exclusive remedies of Tenant with respect by the failure by Landlord to achieve Substantial Completion by the Commencement Date.

    8. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER: On the Commencement Date, Landlord shall deliver and Tenant shall accept the Premises as being in good and sanitary order, condition and repair, and shall accept the Premises and the other improvements in their present condition, subject to (i) a reservation of claims of latent defects, (ii) the warranties from Landlord contained in this Lease, (iii) Landlord's obligations under
Section 7.G to correct construction defects, (iv) any failure of the Building Shell to comply with laws in effect as of the date of completion, and (v) Landlord's obligation to complete punch list items, and (vi) Landlord and its general contractor's one (1) year warranties described in Section 7.G above, and any other applicable warranties. Within one hundred twenty (120) days after the Commencement Date, Tenant agrees to be in occupancy of at least fifty percent (50%) of the rentable square footage of the Premises.

    Tenant further agrees on Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, reasonable wear and tear excepted. "Good condition" means that all interior walls, floors, suspended ceilings, and carpeting within the Premises will be cleaned to the same condition as existed at the Commencement Date, normal wear and tear and acts of God excepted. Tenant agrees, at its sole cost, to remove all phone and data cabling from the suspended ceiling, repair or replace broken ceiling tiles, and relevel the ceiling if required due to Tenant's cabling. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Approximately sixty (60) days prior to the Expiration Date, Landlord shall notify Tenant in writing whether Landlord will require the removal of any Alterations made by Tenant to the Premises, except for such Alterations Landlord has previously agreed to allow to remain on the Premises pursuant to paragraph 10 below. If Landlord shall so require, Tenant shall, at Tenant's sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to extent such compliance is necessitated by the repair and restoration work.
In no event, however, shall Tenant be required to remove any of the Tenant Improvements constructed by Tenant prior to its initial occupancy of the Premises. If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 8, Tenant shall be deemed in a holdover tenancy pursuant to Section 34, and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay.

    9. USES PROHIBITED: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which disturb the
quiet enjoyment of any other tenant in or around the   Premises, nor allow
any sale by auction or any other use of the Premises for an unlawful purpose.
 Tenant shall not place any loads upon the floor, walls, or ceiling which endanger the structure, nor use any machinery or apparatus which harmfully vibrate or shake the Premises, nor shall Tenant place any harmful liquids, waste materials, or hazardous materials in the drainage system or upon or in the soils surrounding the Building. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building except in storage enclosures designed for such purposes.

    10. ALTERATIONS AND ADDITIONS: Tenant shall be entitled without obtaining Landlord's consent, to make any alteration or addition to the Premises ("Alterations") which (i) does not affect the structure of the Building, (ii) cost does not exceed Fifty Thousand Dollars ($50,000.00) per alteration nor an aggregate of One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period. All other Alterations shall require Landlord's consent. If Landlord's consent is required, Tenant shall deliver to Landlord the proposed architectural and structural plans for the Alteration and Landlord shall have a period of ten (10) business days thereafter to grant its consent, which consent shall not be unreasonably withheld. Landlord shall indicate in writing to Tenant at the time of Tenant's request, whether or not Landlord will require Tenant to remove such Alteration at the Expiration Date. If, at the time Landlord consents to any Alteration, Landlord does not require Tenant to remove such Alteration at the Expiration Date, then Landlord shall be deemed to have waived such right to require Tenant to remove such Alteration so consented to. After obtaining Landlord's consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provided Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims (if such Alterations exceed $1,000,000 in cost). Tenant agrees to provide Landlord written notice of the anticipated and actual start-date of the work, and a complete set of half-size (15" X 21") vellum as-built drawings. All Alterations shall be constructed in compliance with applicable buildings codes and laws. Any Alterations, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in this Section 10 and Section 8 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, partitioning, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

    11.  MAINTENANCE OF PREMISES:

         A. TENANT'S OBLIGATIONS: Subject to Sections 11.B, 28 and 30 below, Tenant shall, at is sole cost, keep, maintain, repair, and replace as and when necessary said Premises and appurtenances and every part hereof in good and sanitary order, condition, and repair, including but not limited to the following: roof membrane, glazing, caulking, sidewalks, parking areas, site utilities, elevator, telephone, plumbing, electrical, HVAC systems, and all Tenant Improvements. Notwithstanding the foregoing, Tenant shall have no responsibility to perform any repair, maintenance or improvement (i) necessitated by the acts or omissions of Landlord or its agents, employees or contractors, (ii) occasioned by fire, acts of God or other casualty, whether or not covered by insurance, or by the exercise of the power of eminent domain, (iii) required as a consequence of any violation of laws or construction defect in the Premises existing as of the Commencement Date, or
(iv) for which Landlord has a right of reimbursement from others. Tenant shall provide Landlord a copy of a service contract between Tenant and: (i) a licensed air conditioning and heating contractor providing for bi-monthly maintenance of all air conditioning and heating equipment at the Premises; and (ii) a licensed elevator maintenance contractor providing for monthly maintenance of all elevator related systems. Tenant shall pay the cost of all air conditioning, heating, and elevator equipment repairs or replacements which are excluded from such service contract or any existing equipment warranties. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements.

Tenant shall also be responsible, at its sole cost and expense, for the preventive maintenance of the membrane of the roof, which responsibility shall be deemed properly discharged if Tenant contracts, at its sole cost, with a licensed roof contractor reasonably satisfactory to Tenant and Landlord to inspect the roof membrane at least every six (6) months, with the first inspection due the sixth (6th) month after the Commencement Date; and Tenant performs, at Tenant's sole cost, all preventive maintenance recommendations made by such contractor within a reasonable time after such recommendations are made. Such preventive maintenance might include acts such as clearing storm gutters and drains, removing debris from the roof membrane, trimming trees overhanging the roof membrane, applying coating materials to seal roof penetrations, repairing blisters, and other routine measures. Tenant shall provide Landlord a copy of such preventive maintenance contract and paid invoices for the recommended work. Tenant agrees, at its sole cost, to water, maintain, and replace when necessary, any shrubbery and landscaping.

         B. LANDLORD'S OBLIGATIONS: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, all structural portions of the Building, including, without limitation, the foundation, exterior load bearing walls and roof structure of the Building Shell.

         C. CAPITAL REPLACEMENTS: If as a part of Tenant's fulfillment of its maintenance obligations under Section 11.A above, a capital improvement or replacement to the Premises (not required by new laws, rules or regulations) is paid for by Tenant which costs in excess of One Hundred Thousand Dollars ($100,000.00), Landlord shall, within ten (10) days following receipt of written invoices and supporting documentation evidencing costs incurred by Tenant, reimburse Tenant for the entire cost of the capital improvement or replacement less that portion of the cost equal to the product of such tool cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, and the denominator of which is the useful life (in years) of the capital improvement or replacement.

    12.  HAZARD INSURANCE:

         A. TENANT'S USE: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all reasonable requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

         B. LANDLORD'S INSURANCE: Landlord agrees to purchase and keep in force fire, extended coverage, earthquake (at Landlord's election if commercially available and required by Landlord's lender), owner's liability, and 12-month rental loss insurance. The amount of the fire, extended coverage and earthquake insurance shall equal the replacement cost of the Building Shell and Tenant Improvements as determined by Landlord's insurance company's appraisers. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. In no event, however, shall Tenant's obligation to reimburse Landlord for the deductible exceed $25,000.00. Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. Notwithstanding the foregoing, Tenant's obligation to pay the cost of earthquake insurance premiums shall be limited to an amount no greater than four (4) times the cost of the fire and extended coverage premiums. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

         C. TENANT'S INSURANCE: Tenant agrees, at as sole cost, to insure its personal property, Tenant Improvements (for which it has paid from sources other than the Work Allowance), and Alterations for their full replacement value (without depreciation) and to obtain worker's compensation and public liability and property damage insurance for occurrences within the Premises with combined limits for bodily injury and property damage of at least $1,000,000.00 per occurrence and a general aggregate limit of at least $5,000,000.00. Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. Tenant shall name
Landlord and Landlord's lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

         D. WAIVER: To the extent of the insurance proceeds paid by the applicable insurance company, Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents or any other property, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above or which are otherwise maintained by Landlord or Tenant. The parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

    13. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures;
(ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant's obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. Both Landlord and Tenant shall have the right to seek a reduction in the assessed value of the Premises. If by virtue of any application or proceeding brought by or on behalf of Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to reimburse Landlord for all costs incurred by Landlord in connection with such application or proceeding provided such costs do not exceed the present value of the savings.

    14. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Except due to the negligence or willful misconduct of Landlord, Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or failure to furnish utilities to the Premises, and, except as provided in
Section 44, Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

    15. ABANDONMENT: Tenant shall not abandon the Premises at any time during the Lease Term. In the event Tenant abandons or surrenders the Premises or is dispossessed by process of law or otherwise, any personal property belonging to Tenant left on the Premises shall be deemed as abandoned at the option of Landlord, except such property as may be mortgaged to Landlord.

    16. FREE FROM LIENS: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within twenty (20) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including attorney's fees shall be due from Tenant as additional rent.

    17. COMPLIANCE WITH GOVERNMENTAL REGULATIONS: Tenant shall, at its sole cost and expense, comply with and faithfully observe in its use of the Premises all laws, regulations and other requirements of all Municipal, County, State and Federal authorities now in force, or which may hereafter be in force, pertaining to Tenant's specific use of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. If any improvement or alteration to the Premises is required as a result of any future laws or regulations affecting the Premises not related to Tenant's specific use of the Premises, and provided further said improvement or alteration is not required because of Alterations made by Tenant, the cost of such improvements shall be allocated between Landlord and Tenant such that Tenant shall pay to Landlord as additional rent an amount determined as follows:

    (a) all costs reasonably incurred by Landlord to construct such improvement shall be fully amortized over the useful life of such improvement with interest on the unamortized balance at the prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of such monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made; and

    (b) as additional rent Tenant shall pay the monthly amortization payment with respect to any such capital improvement required as a result of any future law or regulation affecting the Premises which is not related to Tenant's specific use of the Premises as stated above. Tenant's obligation to make payments hereunder with respect to any particular capital improvement shall commence when such improvement has been substantially completed and shall cease upon the earlier of the expiration of the Lease term (but not upon a termination due to any Event of Default on the part of Tenant) or the end of the term over which the costs of constructing the particular improvement were amortized. Payments of such additional rent required under this Section 17 shall be made concurrently with payments of Base Monthly Rent.

    18.  TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

         A. TENANT'S RESPONSIBILITY: Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency's lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time ("Hazardous Materials") unless such Hazardous Materials are used (i) in compliance with all applicable laws, and (ii) are commonly used in connection with general office use. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises, Tenant represents and warrants that it will do the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

         B. TENANT'S INDEMNITY REGARDING HAZARDOUS MATERIALS: Tenant shall, at its sole cost, comply with all laws pertaining to, and shall indemnify and hold Landlord harmless from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, authorizing, generating, emitting or disposing of Hazardous Materials by Tenant during the Lease Term. Tenant's indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation with respect to Hazardous Materials generated or disposed of by Tenant, its agents, employees or contractors; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials generated or disposed of by Tenant, its agents, employees or contractors from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; and (iii) all costs of defending such claims.

         C. ACTUAL RELEASE BY TENANT: Each party agrees to notify the other of any known lawsuits or order which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Each party shall also provide the other all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given in connection with Hazardous Materials.

    In the event of any such release of Hazardous Materials by Tenant, Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release by Tenant, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Section 18.B of this Lease to indemnify and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

    In the absence of an order of any federal, state or local governmental or quasigovernmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this
Section 18.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to the provisions of Section 45 of this Lease.

         D. LANDLORD'S INDEMNITY REGARDING HAZARDOUS MATERIALS: Landlord shall indemnify and hold Tenant harmless from any claims, liabilities, costs or expenses incurred or suffered by Tenant related to the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises as of the Commencement Date or which come to be present on the Premises due to the acts of Landlord, its employees, agents or contractors. Landlord's indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation with respect to Hazardous Materials generated or disposed of by Landlord, its agents, employees or contractors,
(ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials generated or disposed of by Landlord, its agents, employees or contractors from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable under this Lease for any consequential damages suffered or incurred by Tenant as a result of any such contamination.

         E. ENVIRONMENTAL MONITORING: Provided Landlord (i) gives reasonable prior notice (except in case of emergency) and (ii) minimizes its interference with Tenant's business, Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 18. If Landlord discovers that Tenant is not in compliance with the terms of this Section 18, any such reasonable costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord's written demand therefore.

    19. INDEMNITY: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause (other than due to the negligence or willful misconduct of Landlord, its agents, employees, invitees and contractors) arising at any time to the fullest extent permitted by law, and Tenant shall indemnify and hold Landlord exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise and all other personal property of any person, arising from the use of the Premises, Building, and/or Project by Tenant, its employees, contractors, agents and invitees or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the negligence or willful misconduct of Landlord, its employees, agents, invitees, or contractors. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant, its employees, contractors, agents and invitees, Tenant will indemnify and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims.

    20. ADVERTISEMENTS AND SIGNS: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the city or other governing authority. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense.

    21. ATTORNEY'S FEES: In the event a suit or alternative form of dispute resolution is brought for the possession of die Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

    22. TENANT'S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay any rent due under this Lease by die date such rent is due, which failure continues for ten (10) days after written notice from Landlord; (ii) the abandonment of the Premises by Tenant; (iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord (provided however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if Tenant commences within such period to cure the default and thereafter diligently prosecutes the cure to completion); (iv) Tenant's making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days;
(vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days; or
(viii) an uncured default by Tenant under the Adjacent Building Lease after applicable notice has been given and any applicable cure period has expired. The notice requirements set forth herein are in lieu of and not in addition to the notices required by California Code of Civil Procedure Section 1161. Any notice given by Landlord to Tenant pursuant to California Code of Civil Procedure 1161 regarding Tenant's failure to pay rent under this Lease by the date due shall provide Tenant with a period of at least ten (10) (lays to pay such rent or quit.

         A. REMEDIES: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

         B. RIGHT TO RE-ENTER: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and "or the account of Tenant, and disposed of by Landlord in any manner permitted by law.

         C. ABANDONMENT: If Landlord does not elect to terminate this Lease as provided in

Section 22.A or 22.B above, then the provisions of California Civil Code
Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises necessary to relet the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

         D. NO TERMINATION: Landlord's re-entry or taking possession of the Premises pursuant to 22.B or 22.C of this Section 22 shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

    23. SURRENDER OF LEASE: The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not automatically effect a merger of the Lease with Landlord's ownership of the Premises. Instead, at me option of Landlord, Tenant's surrender may terminate all or any existing subleases or subtenancies or may operate as an assignment to Landlord of any or all such subleases or subtenancies, thereby creating a direct Landlord-Tenant relationship between Landlord and any subtenants.

    24.  This paragraph intentionally left blank.

    25. LANDLORD'S DEFAULT: In the event of Landlord's failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. Further in the event that this Lease is terminated due to an uncured default by Landlord, Tenant shall also have the right to terminate the Adjacent Building Lease after written notice and expiration of any applicable cure period.
Upon any such failure by Landlord, Tenant shall also give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant shall not make any prepayment of rent more than one (1) month in advance without the prior written consent of Mortgagee. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit.

    26. NOTICES: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, overnight delivery by a reputable carrier, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen
(15) days prior notice to the notifying party.

    27. ENTRY BY LANDLORD: Landlord (i) shall not enter the Premises without first giving twenty-four (24) hours notice to Tenant of such entry except in the case of emergency, (ii) shall be accompanied by an employee of Tenant at all times while in the Premises, (iii) shall comply with Tenant's security procedures applicable to the Premises, and (iv) shall not unreasonably interfere with Tenant's use of the Premises. Provide the foregoing conditions are satisfied, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement (except as otherwise provided in Section 45) or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) to construct the Adjacent Building; and (iv) performing any obligations of Landlord under the Lease including remediation of hazardous materials if determined to be the responsibility of Landlord. If Landlord or its agents, employees or contractors are negligent in connection with or during any such entry, or if any such entry unreasonably interferes with Tenant's use of the Premises, then subject to Section 41 below, Landlord shall be liable therefore. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder after notice and expiration of any applicable cure period), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants subject to the conditions contained in this Section 27.

    28. DESTRUCTION OF PREMISES:

         A. DESTRUCTION BY AN INSURED CASUALTY: In the event of a destruction of the Premises during the Lease Term by a casualty for which Landlord has received insurance proceeds sufficient to repair the damage or destruction, Landlord shall repair the same to the extent of such proceeds. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent commencing on the date of damage or destruction and continuing while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs or damage interferes with Tenant's business in the Premises, as reasonably determined by Landlord. Within sixty (60) days after any damage or destruction of the Premises, Landlord shall notify Tenant in writing of Landlord's estimate of the time required to repair the damage or destruction, and if Landlord estimates that the repairs cannot be made in 180 days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, or if the repairs actually take longer than said 180 day period, then Tenant may terminate this Lease within fifteen
(15) days of Landlord's notice or the expiration of the 180 day period as applicable. Landlord shall use reasonable efforts to promptly obtain all governmental approvals and permits required for the repairs. Notwithstanding the foregoing, either Landlord or Tenant shall have the option to terminate the Lease in the event of a total destruction of the Premises or in the event of a partial destruction occurs in the last year of the Lease Term and will take more than sixty (60) days to repair; provided, however, that if the partial destruction occurs after Tenant shall have exercised its Option under
Section 37 below or if Tenant exercises its Option under Section 37 within twenty days following the event of partial damage or destruction, then the last year of the Lease Term shall be deemed to be the last year of the Option Term. In no event shall Landlord be required to replace or restore Alterations, Tenant's fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and- any other similarly enacted statute, and the provisions of this Section 28 shall govern in the case of such destruction.

    In the event that this Lease is terminated as the result of damage or destruction and any insurance proceeds are payable to Landlord, Landlord shall deliver to Tenant a portion of such insurance proceeds equal to the portion of the costs of the Tenant Improvements paid for by Tenant ("Tenant's Contribution") that remains unamortized as of the date this Lease is terminated (calculated by amortizing Tenant's Contribution on a straight-line basis over the initial term of this Lease, or if the termination occurs after Tenant exercises its Option under Section 37 below, then calculated by amortizing Tenant's Contribution on a straight-line basis over the term of this Lease, as so extended); provided, however, that Landlord's obligation to pay such insurance proceeds to Tenant shall be subject and subordinate to any obligation that Landlord may have to apply such insurance proceeds to any loans made to Landlord for the construction of the Building Shell which are secured by the Building Shell and the Ground Lease.

         B. DESTRUCTION BY AN UNINSURED CASUALTY: In the event of a destruction of the Premises during the Lease Term by a casualty for which Landlord will not received insurance proceeds sufficient to repair the damage or destruction (except for any deductible amount) and Tenant has not elected to contribute the shortfall (excluding any deductible amount payable by Landlord), the Lease shall automatically terminate unless (i) Landlord elects to rebuild, and (ii) the damage can be repaired within one hundred eighty
(180) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord and communicated to Tenant in writing within sixty (60) days after the damage or destruction.

    29.  ASSIGNMENT OR SUBLEASE:

         A.   CONSENT BY LANDLORD: Except as specifically provided in this
Section 29, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord which shall not be unreasonably withheld or delayed. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, and a notice containing the name and address of the proposed assignee/subtenant, proposed use of the Premises, rental rate and current financial statement. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a ten (10) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (ii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 10-day period, Landlord shall be deemed to have elected option (ii) above.
In the event Landlord elects option (i) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (v) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

         B. ASSIGNMENT OR SUBLETTING CONSIDERATION: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the rent payable hereunder and reasonable subletting and assignment costs (which shall include without limitations, all tenant improvement costs expended for the subtenant, attorney's fees and brokerage commissions), shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable.
No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

         C. NO RELEASE: Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

         D. EFFECT OF DEFAULT: In the event of Tenant's default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 22 and 24 above and such default is continuing. A Lease termination due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other debuts of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant, its agents, employees, contractors or invitees.

         E. PERMITTED TRANSFERS: Tenant may, without Landlord's prior written consent, sublet the Premises or assign the Lease to: (i) a subsidiary, affiliate, division or corporation controlled or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Tenant's assets, provided, however, that the sublessee or assignee has a net worth sufficient to meet is obligations under this Lease ("Permitted Transferees"). For the purpose of this Lease, sale of Tenant's capital stock through any public exchange shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

    30. CONDEMNATION: If any part of the Premises shall be taken for any public or quasipublic use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before the vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking; but in such event Tenant shall have the option to terminate this Lease as of the Vesting Date if the portion remaining is no longer suitable for Tenant's intended use. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; but Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant's moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 30 shall govern in the case of such taking.

    31. EFFECTS OF CONVEYANCE: As used in this Lease, the term "Landlord" is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder to the extent such obligations accrue after the date of said sale or master lease, and only to the extent the purchaser or master lessee agrees in writing to assume the obligations of Landlord hereunder arising after said sale or master lease, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

    32. SUBORDINATION: Subject to the recognition and nondisturbance agreements described in Section 1, this Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that its Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof, on the condition that the Holder delivers to Tenant a non-disturbance agreement providing that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, the Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease (in each case, after notice and the expiration of any applicable cure period). Within fifteen (15) days after Landlord's written request, Tenant shall execute any reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance provided Tenant shall have received a Nondisturbance Agreement from the Holder of the applicable Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant it shall be deemed that this Lease is so subordinated to such Encumbrance provided Tenant shall have received a Nondisturbance Agreement from the Holder of the applicable Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns, and agrees to attorn. to any entity purchasing or other-wise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

    33. WAIVER: The waiver by Landlord or Tenant of any breach of any term, covenant or condition, herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed to be other than payment on account of the amount due.
No delay or omission in the exercise of any right or remedy by Landlord or Tenant shall impair such right or remedy or be construed as a waiver thereof by the non-defaulting party. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date (only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises). Landlord's consent to or approval of any act by Tenant which require Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

    34. HOLDING OVER: Any holding over after the termination or Expiration Date with Landlord's consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred thirty three percent (133%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. Tenant shall indemnify, defend, and hold Landlord harmless from all loss or liability (including, without limitation, any loss or liability resulted from any claim against Landlord made by any succeeding tenant) resulting from Tenant's failure to timely surrender the Premises to Landlord and losses to Landlord due to lost opportunities to lease the Premises to succeeding tenants.

    35. SUCCESSORS AND ASSIGNS: Subject to the provisions of Section 29, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

    36. ESTOPPEL CERTIFICATES: At any time during the Lease Term, Landlord or Tenant shall, within fifteen (15) days following written notice from the other, execute and deliver a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to the party's knowledge, any uncured defaults (or specifying such defaults if they are claimed); and (iv) such other information as may be reasonably requested. Any such statement may be conclusively relied upon by a third party. Tenant agrees to provide, within twenty (20) days of Landlord's request, Tenant's most recent annual report and latest quarterly reports.

    37.  OPTION TO EXTEND THE LEASE TERM:

        A. GRANT AND EXERCISE OF OPTION: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section, the option (the "Option") to extend the Lease Term for an additional term (the "Option Term") of one hundred twenty (120) months. The Option shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the Expiration Date but no later than twelve (12) months prior to the Expiration Date. Tenant's ability to exercise the Option is expressly conditioned on Tenant's exercise of its option to extend the Adjacent Building Lease. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except this Section shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that the terms of EXHIBIT B shall not apply to the Option Term and Tenant shall not have any obligation in connection with the Option Term to make or pay for any tenant improvements and provided, further, that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of either (i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, or (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or as the commencement date of the Option Term (after notice and expiration of any applicable cure period), Landlord shall have, in addition to all of Landlords other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises under or permitted by this Lease, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Building. The parties hereto agree that in calculating the Fair Market Rental of the Premises, the value of all Tenant Improvements and Alterations paid for solely by Tenant shall not be taken into consideration. The parties further agree that the appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include
(i) brokerage commissions, (ii) tenant improvement allowances, and (iii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

        B. DETERMINATION OF FAIR MARKET RENTAL: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 37.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord's determination of Fair Market Rental shall be the basis for determining the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 37.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 37.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 37.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 37.C is less than Landlord's determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 37.C shall be credited against the next installments of rent due from Tenant to Landlord hereunder.

        C. RESOLUTION OF A DISAGREEMENT OVER THE FAIR MARKET RENTAL: Any disagreement regarding Fair Market Rental shall be resolved as follows:

             1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at least two (2) times at a mutually agreeable time and place, in an attempt to resolve the disagreement.

             2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

             3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

             4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

    38. OPTIONS: In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been so exercised.

    39. QUIET ENJOYMENT: Upon Tenant's faithful and timely performance of all the terms and covenants of the Lease and except as otherwise provided in this Lease, Tenant shall quietly have and hold the Premises for the Lease Term and any extensions thereof.

    40. BROKERS: Landlord and Tenant represent they have not utilized or contacted a real estate broker or finder with respect to this Lease other than BT Commercial and each party agrees to indemnify, defend and hold the other harmless against any claim, cost, liability or cause of action asserted by any other broker or finder.

    41. LANDLORD'S LIABILITY: If Tenant recovers a money judgment against Landlord arising in connection with this Lease, the judgment shall be satisfied only out of (i) all rents and profits from the Parcel, (ii) Landlord's interest in the Parcel, and (iii) Landlord's insurance and interest in any insurance proceeds and neither Landlord nor any of its partners, officers, directors, agents, trustees, shareholders or employees shall be liable personally for any deficiency. Tenant expressly waives all rights to proceed against the individual partners or the officers, directors or shareholders of any corporate partner, except to the extent of their interest in said limited partnership.

    42. AUTHORITY OF PARTIES: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. Landlord represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said partnership, and that this Lease is binding upon said partnership in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

    43. TRANSPORTATION DEMAND MANAGEMENT PROGRAMS: Should a government agency or municipality require Landlord or Tenant to institute a TDM (Transportation Demand Management) program, Tenant agrees to pay the cost or expenses associated with such TDM programs which are required for the Premises.

    44. DISPUTE RESOLUTION: Except for the Tenant's failure to timely pay Base Monthly Rent, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by JAMS or another judicial and mediation service mutually acceptable to the parties involving first mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then-existing rules and practice of the judicial and mediation service selected, and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof.

    45. INTERFERENCE WITH USE OF PREMISES: If the Premises should become unsuitable for Tenant's use as a consequence of (i) die presence of any Hazardous Material which does not result from Tenant's use, storage or disposal of such material in violation of applicable Law, or (ii) as the result of a cessation of utilities not caused by Tenant or from a casualty, which persists for seventy two (72) consecutive hours or which is caused by Landlord, ("Interfering Event") then Tenant shall be entitled to an abatement of rent to the extent of the interference with Tenant's use of the Premises occasioned thereby from the date of the Interfering Event, and, if such interference cannot be corrected or the damage resulting therefrom repaired so that the Premises will be reasonably suitable for Tenant's intended use within one hundred eighty (180) days following the occurrence of the Interfering Event, then Tenant shall be entitled to terminate ads Lease by delivery of written notice to the other within five (5) days following the expiration of such one hundred eighty (180) day period.

    46. EXISTING VICTORIAN HOME: Landlord agrees to relocate the Historic Home onto the Parcel in the location shown in Exhibit "A" and remodel or improve the interior and exterior of the Historic Home in compliance with the conditions set forth by the City of San Jose and all applicable municipal, local, state and federal laws, statutes, rules, regulations and ordinances to allow Tenant to utilize the Historic Home for general office/conference uses and Tenant shall have the right under this Lease to utilize the Historic Home for such purposes. The cost of the improvements to the Historic Home shall be paid by Landlord and Tenant as follows: (i) Landlord shall pay the cost to relocate the Home (which scope of work is outlined in EXHIBIT "E") and the first Two Hundred Twelve Thousand Dollars ($212,000.00) of improvement costs,
(ii) Tenant shall pay the next Fifty Thousand Dollars ($50,000.00) of improvement costs (if necessary), and (iii) Landlord shall pay any remaining improvement costs (if necessary).

    The Historic House shall be considered part of the Premises for all purposes under this Lease except that me portion of the Base Monthly Rent applicable to the Historic House shall be $3,200 per month (as provided in Section it above and subject to escalation pursuant to Section 4.B) and the provisions of Section 4 of this Lease to the contrary notwithstanding, Tenant's obligation to pay Base Monthly Rent for the Historic House shall not commence until the later of (i) the date the Historic House has be relocated, remodeled and improved by Landlord as provided in this Section 46 above, or
(ii) the date two (2) months following the Commencement Date of the Lease as such two month period is extended by Landlord Delays as described in Section 4 of the Lease. Landlord shall use commercially reasonable efforts to complete the relocation and improvement of the Historic House prior to the Commencement Date.

    47. MISCELLANEOUS PROVISIONS:

         A. RENT: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

         B. MANAGEMENT FEE: During the Lease Term commencing two months following the Commencement Date, Tenant shall pay Landlord a fee of two percent (2%) of the Base Monthly Rent to reimburse Landlord for property management costs related to the Project.

         C. PERFORMANCE BY LANDLORD: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, after giving Tenant at leak thirty (30) days prior written notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest as provided in Section 47.D below within ten (10) days of Landlord's written notice for such payment.

         D. INTEREST: All sums due hereunder, if not paid by Tenant or Landlord within thirty (30) days after they are due, shall bear interest at the maximum rate the parties are permitted to contract for under California law, accruing from the date due until the date paid.

         E. RIGHTS AND REMEDIES: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

         F. SURVIVAL OF INDEMNITIES: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

         G. SEVERABILITY: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

         H. CHOICE OF LAW: This Lease shall be governed by and construed in accordance with California law. Venue shall be Santa Clara County.

         I.   TIME: Time is of the essence hereunder.

         J. ENTIRE AGREEMENT: This Lease contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

         K. REPRESENTATIONS: Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

         L. NO PRESUMPTION AGAINST DRAFTER: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

         M. HEADINGS: The headings or titles to the Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof.

         N. EXHIBITS: All exhibits referred to are attached to this Lease and incorporated by reference.

    48. CROSS-DEFAULT. If this Lease is terminated as the result of a default by Landlord or Tenant or the exercise by Landlord or Tenant of any right to terminate given to Landlord or Tenant under this Lease (other than a right to terminate exercised by Landlord or Tenant with respect to damage to or destruction of the Premises), then subject to the provisions of Section 28.A concerning the payment by Landlord to Tenant of the unamortized cost of the Tenant Improvements paid for by Tenant, the non-defaulting party may elect to terminate the Adjacent Lease by giving written notice of such termination to the other party concurrently with, or within ten (10) business days after, the termination of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

LANDLORD: SOBRATO INTERESTS III                TENANT: CENTIGRAM COMMUNICATIONS
                                                       CORP.
                                       Page 33
a California Limited Partnership               a Delaware Corporation

By: /s/ signature unreadable                   By: /s/ signature unreadable
    ------------------------                       ------------------------
Its: General Partner                           Its: President & CEO

                 EXHIBIT "A" - PREMISES, BUILDING & PROJECT NOT SHOWN

                                   IMAGE NOT SHOWN

                     EXHIBIT "B" - SHELL PLANS AND SPECIFICATIONS
                          (SHEET REFERENCES TO BE ATTACHED)




ARCHITECTURAL DRAWINGS


SHEET NO.     SHEET NAME

A0.1          Project Information and Notes
A1.0          Site Plan
A2.0A         Building One - First Level Floor Plan
A2.1A         Building One - Second Level Floor Plan
A2.2A         Building One - Third Level Floor Plan
A2.3A         Building One - Fourth Level Floor Plan
A2.4A         Building One - Roof Plan
A2.5B         Building Two - First Level Floor Plan
A2.6B         Building Two - Second Level Floor Plan
A2.7B         Building Two - Third Level Floor Plan
A2.8B         Building Two - Fourth Level Floor Plan
A2.9B         Building Two - Roof Plan
A3.0A         Building One - North and South Exterior Elevations
A3.1A         Building One - East and West Exterior Elevations
A3.2B         Building Two - East and West Exterior Elevations
A3.38         Building Two - North and South Exterior Elevations
A4.0          Wall Sections
A4.1          Wall Sections
A4.2          Wall Sections
A4.3          Wall Sections
A6.0          Detail Stair Floor Plans
A6.1          Stair Details
A6.2          Stair Sections and Details

CIVIL DRAWINGS

C-1           Topographical Survey
C-2           Preliminary Grading Plan

STRUCTURAL DRAWINGS

S1            Horne House Foundation Plans and Details
S2.0          Building One Foundation Plan
S2.1          Building One - Second Floor Framing Plan
S2.2          Building One - Third Floor Framing Plan
S2.3          Building One - Fourth Floor Framing Plan
S3.1          Building One - Braced Frame Elevations
S3.2          Typical Structural Details
S6.l          Wall Sections
S6.2          Wall Sections
S6.3          Wall Sections
S6.4          Wall Sections
S3.1          Panel Elevations
S3.2          Panel Elevations
S3.3          Panel Elevations
S4.0          Foundation Details

ELECTRICAL DRAWINGS

SE.1          Site Electrical Plan
E.1a          Building One - First Level Power Plan
E1.b          Building Two - First Level Power Plan
E2.a          Building One a Second Level Power Plan
E2.b          Building Two - Second Level Power Plan

LANDSCAPE DRAWINGS

L1.1          General Landscape Notes and Legend
Ll.2          Plant List and Planting Notes
L2.1          Irrigation Site Plan
L4.l          Planting Site Plan
L6.1          Landscape Details
L7.1          Fountain Plan, Notes and Details

                  EXHIBIT "C" - BUILDING SHELL DEFINITION

The Building Shell shall be a four -story steel frame structure with 90% of the perimeter containing glass. The Building Shell shall include the following items:

1.  BUILDING STRUCTURE

    (a) All foundations to include footings, piers, caissons, pilings, grade beams, foundation walls or other building foundation components required to support the building structure.

    (b) Five inch (5") thick concrete slab on grade with below grade vapor barrier and welded wire mesh and any other reinforcing or structural connections that may be necessary or required as specified by structural engineer.

    (c) Complete structural framing system comprised of rolled steel or pipe columns, light weight braced-frame steel structure with corrugated metal deck and concrete toping over and openweb bar joist and girder floor support system, all members fireproofed as required by code. Floor support system shall provide for a minimum of 120 pounds per square foot live load.

    (d) Tinted high performance glass with Robertson composite metal panels including required caulking and sealants. Four (4) exterior double doors, door closers and locking devices as necessary.

    (e) Four (4) ply built up roofing with cap sheet by Owens-Corning, John Manville, or equal and all flashings over a rigid insulated corrugated metal deck roof system.

    (f) Exterior painting of any concrete with Tex-Coat or Kel-Tex textural paint, all caulking of exterior concrete joints in preparation for painting.

    (g) Two (2) steel fire stairs at perimeter of building One ship ladder to roof of building with roof hatch.

    (h)  Mechanical roof screen.

    (i) Loading area with grade level access with hydraulic scissors lift external of building.

    (j) penetrations of the roof and floor for the mechanical ducting and for the elevators (elevator penetrations to accommodate two hydraulic passenger elevators at the core and one freight elevator near the dock area)

    (k)  Riser for Building sprinkler system (no sprinkler grid or drops)

2.  SITEWORK

    (a) All work outside the building perimeter walls shall be considered site work for the Building Shell and shall include grading, asphalt concrete, paving, landscaping, landscape irrigation, storm drainage, utility service laterals, curbs, gutters, sidewalks, specialty paving (if required, i.e. reinforced roadway section to truck doors), retaining walls, planters, trash enclosure, parking lot and landscape lighting and other exterior lighting per code. Landscape design to include screen dining patio (no furniture) and three flag poles with bases.

    (b) Paving sections for automobile and truck access shall be according to the Geologic Soils Report

    (c)  All parking lot striping to include handicap spaces and signage.

    (d) Underground site storm drainage system shall be connected to the city storm system main.

3.  PLUMBING

    (a) Underground sanitary sewer laterals connected to the city sewer main in the street and stubbed to the core of the building.

    (b) Domestic water mains connected to the city water main in the street and stubbed to the building.

    (c) Roof drain leaders and downspouts piped and connected to the site storm drainage system.

    (d) Gas lines connected to the city or public utility mains and run to gas meters adjacent to, and in close proximity to the building. Meter supplied by utility company.

4.  ELECTRICAL

    (a) A primary electrical raceway service from the street to the building, including underground conduit, wire feeders, and transformer pads. Transformer supplied by utility company. Underground conduits and secondary feeders from transformer pads into the building.

    (b) 4" Underground conduit from the street to the building for telephone trunk lines by Pacific Telephone.

    (c) An electrically operated landscape irrigation system, with controller, that is a complete and functioning system.

    (e) Underground conduit from the building to the main fire protection system post indicator valve (PIV) for installation of supervisory alarm wiring.

    (f) Telephone and data conduits between the Building and the Adjacent
Building

All other costs shall be deemed Tenant Improvements.

            EXHIBIT "D" - TENANT IMPROVEMENT PLANS AND SPECIFICATIONS
                          (SHEET REFERENCES TO BE ATTACHED)

                      EXHIBIT "E" - HISTORIC HOME RELOCATION SCOPE
                          (SHEET REFERENCES TO BE ATTACHED)

[LOGO]
                          HORNE HOUSE RELOCATION ACTIVITIES



In conjunction with the development of Centigram's Headquarters Facility at North First and Guadalupe Parkway, the develop will relocate the historic Horne House to a new location on the development site. Those activities, that the developer will perform at his cost, not subject to deduce from the improvement allowances agreed to in the lease, are outlined below.

RELOCATION-DEVELOPER COST


    1. Preparation of pathway for transit of house from existing location to new location.

    2. Preparation and placement of foundation for the new house. The new configuration will eliminate the basement and cause the house floor structure to be positioned within 18" of the ground (crawl space).

    3. Extension of utility services in the house for its reconnection, to include sanitary sewer, water, electricity, and telephone conduit. Should the City require that the relocated structure have fire sprinklers installed, the fire sprinkler main would also be extended to the house perimeter.

    4.   The physical move of the house and its placement on the new foundation.

    5. Patching and repair/restoration of any damage to the house caused by the move process, i.e. patching any holes in the side walls caused by placement of support beams under or over the structure and repair of walls, floor and roof in the event that the house is divided into sections in order to facilitate its move.

    6. Demolition and removal of the old foundation, site improvements and terminated utility services.

    7. Any other items required by the City as part of the relocation activity, excluding external/internal improvements.